EXHIBIT (a)(20)

WESTERN ASSET FUNDS, INC.

ARTICLES OF AMENDMENT

Western Asset Funds, Inc., a Maryland corporation registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to change the name of the series of common stock, $.001 par value per share, of the Corporation currently designated as “Western Asset Non-U.S. Opportunity Bond Fund” to “Western Asset Global Government Bond Fund.”

SECOND: The foregoing amendment to the charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment do not change the authorized stock of the Corporation or the aggregate par value thereof.

FOURTH: These Articles of Amendment shall be effective as of 9:00 A.M. on September 21, 2012.

FIFTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges and states, under the penalties for perjury, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Secretary as of September 18, 2012.

ATTEST:		WESTERN ASSET FUNDS, INC.

By:	/s/ Richard M. Wachterman	By:	/s/ R. Jay Gerken
	Richard M. Wachterman		R. Jay Gerken
	Assistant Secretary		President and Chief Executive Officer